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                                                             Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders
Stillwater Mining Company:

We consent to the incorporation by reference in the registrations statements (Nos. 333-75404, 333-58251, 333-12455 and 333-12419) on Form S-3 and (Nos.
333-129953, 333-117927, 333-111989, 333-76314, 333-66364 and 333-70861) on Form
S-8 of Stillwater Mining Company and subsidiaries of our reports dated March 16, 2006, with respect to the consolidated balance sheets of Stillwater Mining Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Stillwater Mining Company.

Our reports refer to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as of January 1, 2005, to a change in method of accounting for the amortization of capitalized mine development costs effective January 1, 2004, and to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.



Billings, Montana
March 16, 2006